UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8‑K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: August 10, 2015
(Date of earliest event reported)

SUN COMMUNITIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-12616	38-2730780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27777 Franklin Rd.
Suite 200
Southfield, Michigan	48034
(Address of Principal Executive Offices)	(Zip Code)

(248) 208-2500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Pursuant to a Repurchase Agreement dated July 29, 2015 (the “Repurchase Agreement”) between Sun Communities, Inc. (the "Company") and certain holders of its 6.50% Series A-4 Cumulative Convertible Preferred Stock, par value $0.01 per share (the “Series A-4 Preferred Shares”), as of August 10, 2015, the Company repurchased a total of 4,066,586 Series A-4 Preferred Shares at a purchase price equal to $31.08 per share (the “Sale Price”). The Sale Price consists of a price per share of $30.90 plus $0.18 for accrued and unpaid distributions from and including June 30, 2015 to, but not including, August 10, 2015. Each Series A-4 Preferred Share has a liquidation preference of $25.00 per share, and is convertible into approximately 0.4444 shares of the Company’s common stock. In a Current Report on Form 8-K filed on August 14, 2015, the Company previously reported the repurchase of 4,021,433 Series A-4 Preferred Shares. The Company’s repurchase of an additional 45,153 Series A-4 Preferred Shares settled on August 18, 2015, after the filing of that report. The rights of the holders of the Series A-4 Preferred Shares to sell such shares under the Repurchase Agreement have expired. After the repurchase of the Series A Preferred Shares described above, there are 2,298,184 Series A-4 Preferred Shares outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SUN COMMUNITIES, INC.
Dated: August 24, 2015	By:	/s/ Karen J. Dearing
Karen J. Dearing, Executive Vice President, Chief Financial Officer, Secretary and Treasurer